(On Ernst & Young LLP letterhead)


July 7, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read statements numbered two, three and four in the attached letter from the SG Cowen Income Plus Growth Fund, Inc., the
SG Cowen Funds, Inc. and the SG Cowen Series Funds, Inc. which we understand will bbe filed with the Commission, pursuant to
Item 77K of Form N-SARs, as an annex to the Funds' Form N-SAR report for the six months ended May 31, 1999. We agree with the the statements referenced above concerning our Firm in such Form N-SAR.

Very truly yours.

/s/Ernst & Young LLP
_____________________
Ernst & Young LLP